EXHIBIT 10.17

                         SECOND AMENDED AND RESTATED
                             INDEMNITY AGREEMENT

      SECOND AMENDED AND RESTATED INDEMNITY AGREEMENT (this "Agreement"), made and entered into as of this the 25th day of September, 1998, by F. NEAL HUNTER, an individual residing in Durham County, North Carolina ("Hunter"), and CREE RESEARCH, INC., a North Carolina corporation ("Cree").

                             W I T N E S S E T H:

      WHEREAS, Hunter serves as Cree's President and Chief Executive Officer, and as a member and Chairman of its Board of Directors, and holds a substantial number of shares of Cree's common stock: and

      WHEREAS, Cree acquired 24,601 shares of the common stock of C3, Inc., a North Carolina corporation ("C3"), pursuant to an Assignment Agreement between Cree and C3 dated June 28, 1995 which gave Cree the right to acquire one percent of the outstanding common stock of C3 for $500 but permitted C3 to waive the consideration and issue the stock at any time, which C3 elected to do in January 1997; and

      WHEREAS, C3 conducted an initial public offering of its common stock in November 1997 and, pursuant to Hunter's direction after consultation with its Board of Directors, Cree purchased 100,000 shares in the offering, at the offering price of $15 per share, based upon the judgment that the market price of the shares would likely increase and that the purchase would thus enhance Cree's value; and

      WHEREAS, Cree has continued to monitor and evaluate its C3 holdings and has engaged in market transactions in C3 common stock since C3's public offering in 1997; and

      WHEREAS, due to a decline in the market price of C3 stock and in order to avoid having Cree record a loss as a result of its C3 holdings, Hunter entered into an agreement with Cree on December 28, 1997 under which he promised to indemnify Cree against any losses that might result from the sale of its C3 stock, up to a maximum of $300,000 (such agreement is referred to herein as the "Original Agreement"); and

      WHEREAS, Hunter and Cree entered into an amendment and restatement of the Original Agreement on June 26, 1998 which increased the maximum amount of Hunter's obligation to $400,000 and made certain other modifications (such amendment and restatement of the Original Agreement is referred to herein as the "First Amended Agreement");

      WHEREAS, Hunter has reached an agreement with Cree to increase further the maximum amount of his indemnity and to modify the First Amended Agreement in certain other respects; and

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      WHEREAS,  Hunter and Cree desire to memorialize  their  understanding  and agreement by amending and restating the provisions of the First Amended Agreement as set forth below;

      NOW, THEREFORE, for and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Hunter and Cree agree that the First Amended Agreement is hereby amended and restated to read as follows:

     1. As used in this Agreement the following terms shall have the meaning indicated:

            (a) "Measurement Date" means the date on which Hunter receives a written demand for payment under this Agreement in accordance with paragraph 4 below.

            (b) "Fair Market Value" of the C3 common stock means, with respect to a given Measurement Date,

                  (i) the last sale price reported on the Measurement Date (or, if none, on the nearest preceding trading day) on (A) The Nasdaq Stock Market, if the stock is listed on The Nasdaq Stock Market on the Measurement Date, or
(B) if the stock is not then listed on The Nasdaq Stock Market, then on the principal exchange on which the stock is then listed, or

                  (ii) if the stock is not then listed on any exchange, then the fair market value on the Measurement Date (A) as determined by mutual agreement of the parties or (B) if the parties are unable to reach such agreement within thirty days after the Measurement Date, then as determined by a panel of three arbitrators appointed in accordance with the arbitration rules of the American Arbitration Association.

     2. Subject to the terms and conditions of this Agreement Hunter will pay Cree an amount equal to:

            (a) the excess, if any, of (x) the aggregate cash consideration paid by or due from Cree for shares of C3 common stock acquired at any time on or before the Measurement Date over (y) the aggregate cash proceeds received by or due to Cree for shares of C3 common stock sold at any time on or before the Measurement Date; less

            (b) the Fair Market Value of shares of C3 common stock held by Cree at the close of business on the Measurement Date.

     3. Commissions and other trading expenses shall be disregarded for purposes of this Agreement.

     4.   Payment of amounts due under this  Agreement  shall be made within ten
(10) days after receipt by Hunter of Cree's written demand therefor. The demand must be made pursuant to the vote or written consent of a majority of the members of the Board of Directors of Cree other than Hunter.

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     5.   Hunter's  maximum  liability under  this Agreement shall  in  no event exceed Four Hundred Fifty Thousand Dollars ($450,000.00).

     6. This Agreement shall be binding upon and inure to the benefit of Hunter and his heirs, personal representatives, successors and assigns and upon Cree and its successors and assigns. This Agreement shall be governed by the laws of the State of North Carolina. This Agreement shall not be amended except in a document executed on behalf of both parties.

      IN WITNESS WHEREOF, the parties have executed this Agreement and affixed their respective seals hereto as of the date first stated in the preamble above.

                                    /s/  F. Neal Hunter                 (SEAL)
                                 ---------------------------------------
                                 F. Neal Hunter


                                 CREE RESEARCH, INC.
(CORPORATE SEAL)

Attest:                          By:    /s/  Charles M. Swoboda
                                      -------------------------------------
                                      Charles M. Swoboda, Vice President

/s/  Adam H. Broome
------------------------------
Adam H. Broome, Secretary